Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on this 3rd day of January, 2011, by and between Horsehead Corporation, a Delaware corporation (the “Company”) and James M. Hensler III (“Employee”).
     WHEREAS, Employee and the Company are party to that certain Employment Agreement, dated as of November 30, 2006, as amended, including pursuant to that certain First Amendment to Employment Agreement, dated December 24, 2008 and that certain Second Amendment to Employment Agreement, dated June 22, 2009, (the “Existing Agreement”);
     WHEREAS, the Existing Agreement will expire pursuant to its terms in 2011;
     WHEREAS, Employee and the Company desire to amend and restate the Existing Agreement to, among other things, extend the term of Employee’s employment by the Company on the terms set forth herein; and
     WHEREAS, the Company and Employee have agreed upon, and set forth herein, the terms and conditions of Employee’s continued employment with the Company.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Existing Agreement is hereby amended and restated in its entirely, and the parties hereby agree, as follows.
          1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).
          2. Position and Duties.
          (a) During the Employment Period, Employee shall serve as Chief Executive Officer of the Company and its Subsidiaries, and shall have the normal duties, responsibilities, functions and authority of a Chief Executive Officer, provided that Employee’s duties, responsibilities, functions and authority are all subject to the power of the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority, and to override actions of the officers and employees of the Company. During the Employment Period, Employee shall render such services to the Company as the Chief Executive Officer and President and/or the Board may from time to time direct.
          (b) During the Employment Period, Employee shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its current and future, direct and indirect, Subsidiaries, parents, and related entities or affiliates.

          (c) Employee shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with the Company’s current policies and procedures in all material respects. During the Employment Period, Employee shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Employee may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations so long as such activities do not interfere with Employee’s employment.
          (d) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
          3. Compensation and Benefits.
          (a) During the Employment Period, Employee’s base salary shall be $570,000 per annum (as the same may be adjusted from time to time by the Board in its sole discretion, the “Base Salary”). Employee’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices. In addition, during the Employment Period, Employee shall be entitled to receive employee benefits consistent with those received by other employees of the Company including, but not limited to, health, dental, life, disability, paid vacation and participation in the 401(k) plan (the “Benefit Programs”) as determined by the Board. In addition to the Base Salary, Employee shall be eligible to receive an annual performance-based bonus (the “Performance Bonus”), the actual amount of the Performance Bonus shall be established by the Board (it being understood that the target bonus shall be 80% of the Base Salary), in its sole discretion, on the same basis as other employees of the Company with similar positions, responsibilities and seniority.
          (b) During the Employment Period, the Company shall reimburse Employee for all ordinary and reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company’s senior executives, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall make prompt payment of such reimbursements to Employee following receipt and verification of such submitted expenses in accordance with the Company’s policies.
          (c) All amounts payable to Employee as compensation hereunder shall be subject such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          (d) Employee shall be entitled to four (4) weeks paid vacation per year in accordance with the Company’s policies for vacation and vacation accrual and such other benefits provided by the Company as the Company may from time to time establish for employees of similar positions, responsibilities and seniority.

          (e) Employee shall be eligible to participate in a long-term equity incentive plan or similar arrangement (the “Plan”) of the Company’s parent, Horsehead Holding Corp., a Delaware corporation (“Parent”). An aggregate of 5% of the outstanding shares of common stock of Parent on the date the Plan is adopted shall be reserved for issuance under the Plan, to be issued pursuant to awards granted by the board of directors or compensation committee of the board of directors of Parent from time to time at its sole discretion.
          4. Term.
          (a) The Employment Period shall be three (3) years beginning on the date hereof and shall renew automatically for successive one-year periods thereafter. The Employment Period may be terminated at any time by either the Company or Employee for any reason. Any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Employee. Regardless of the reason for such termination, Employee shall be entitled to receive Employee’s Base Salary earned through the date of termination. Unless Employee is terminated for Cause, Employee shall be entitled to receive Employee’s Performance Bonus approved by the Board, but not paid prior to the date of termination. Upon termination, Employee may be entitled to additional payments pursuant to Section 4(b) below, if and as applicable.
          (b) If Employee’s employment with the Company is terminated during the Employment Period by the Company without Cause or by the Employee with Good Reason, Employee shall be entitled to receive, as a severance payment, (i) payable in regular installments in parallel with the Company’s general payroll practices over the course of the period beginning on the date of termination (the “Termination Date”) and ending on the two year anniversary of the Termination Date (the period Employee actually receives severance payments, if any, the “Severance Period”), an amount equal to regular installments of his annual Base Salary (as determined in accordance with the provisions of Section 3(a)) and (ii) payable in pro rata installments in parallel with the Company’s general payroll practices over the course of the Severance Period, an amount equal to the average amount paid to Employee as a cash bonus under the Company’s Management Incentive Plan in each of the three years preceding such termination. In addition, if Employee has earned and been granted a bonus which has not yet been paid, Employee shall be entitled to receive, on the same date as the other employees of the Company receive their bonus payments, a payment equal to such earned but unpaid bonus.
          (c) Notwithstanding anything in this Agreement to the contrary, it shall be a condition to receiving any of the severance payments set forth in Section 4(b) that Employee execute a separation release in form and substance reasonably acceptable to the Company (a “Separation Release”). The Separation Release shall be a written agreement whereby Employee agrees to waive and release any claims arising from his employment or consulting relationship with the Company that may, by law, be waived and released, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1967, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, similar federal state and local laws, and other causes of action arising from situations, circumstances, events or occurrences relating to the employment or consulting relationship.

          (d) Unless otherwise approved by the Board, if (A) Employee’s employment with the Company is terminated by the Company for Cause, (B) Employee resigns or terminates his employment with the Company at any time, or (C) Employee dies or suffers a Disability (as defined below) Employee shall only be entitled to receive (i) his accrued and unpaid Base Salary through the Termination Date or expiration, (ii) any accrued but unused vacation determined in accordance with the Company’s policies for accrued vacation time at the time of such termination, and (iii) any unreimbursed expenses incurred in accordance with the Company’s policies for business expenses at the time of such termination, and shall not be entitled to any other salary, compensation, benefits or bonuses from the Company or its affiliates thereafter, except as expressly required by applicable law.
          (e) Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonus, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any documented amounts Employee owes it against any amounts it owes Employee hereunder.
          (f) For purposes of this Agreement, “Cause” shall mean any of (i) a breach by Employee of Sections 5 through 10 of this Agreement or any other agreement between Employee and the Company, (ii) the commission by Employee of, or the pleading by Employee of guilty or no contest to, (x) any felony or (y) any crime involving moral turpitude on his part which the Board reasonably determines would have an adverse effect on (A) the reputation of the Company or its affiliates or their relationships with suppliers, customers, employees or others, (B) Employee’s ability to effectively perform his duties as an officer or employee of the Company and its Subsidiaries or in accordance with this Agreement, or (C) the business, operations or financial condition of the Company and its affiliates, (iii) the commission of fraud or embezzlement on the part of Employee (iv) a failure by Employee to comply with the directives and policies of the Board, (v) gross negligence or reckless activity in the conduct of the business of the Company or any of its affiliates (including, without limitation, a material breach of any Company employee manual now existing or hereinafter instituted), (vi) material abandonment of duties, and/or (vii) willful action taken for the purpose of harming the Company or any of its affiliates.
          (g) For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its affiliates as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Employee’s condition with the Company).
          (h) For purposes of this Agreement, “Good Reason” shall mean a substantial diminution in Employee’s responsibilities to the Company.

          5. Intellectual Property, Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, ideas, software, firmware, logos, trade secrets and all similar or related information (whether or not patentable, copyrightable or subject to trade secret protection) (“Developments”) which are conceived, developed, reduced to practice or made by Employee either solely or jointly with others while employed by the Company or any of its affiliates on or after the date hereof (“Work Product”) belong to the Company. Employee acknowledges that, except as set forth below, all Work Product shall be the sole and exclusive property of the Company and hereby assigns and agrees to assign the same to the Company. Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee acknowledges that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company shall own the entire copyright in such Work Product. To the extent any copyrightable Work Product is not deemed a work made for hire, Employee hereby assigns and agrees to assign the same to the Company. Employee understands, however, that this Agreement does not obligate Employee to assign to the Company and the Company has no rights in any Work Product that Employee developed for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless: (a) such Work Product relates (i) to the Company’s business or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Work Product results from any work performed by Employee for the Company. Employee has identified and listed on Schedule A to this Agreement all Developments that are or were owned by Employee or were conceived, developed, reduced to practice or made by Employee alone or jointly with another person prior to Employee’s employment with the Company. If no such Developments are listed, Employee represents that Employee does not now nor has Employee ever owned, nor has Employee made, any such Developments.
          6. Protection of Company Property. Employee shall not, at all times during his employment and thereafter, use or permit others to use materials, equipment, software, electronic media or other Company property for personal purposes. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company all property belonging to the Company or any of its affiliates and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents containing Confidential Information (as defined below) or relating in any way to the business of the Company or any of its affiliates.
          7. Corporate Opportunity. From the date hereof until the date that Employee is no longer an employee of the Company, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the business of the Company (“Corporate Opportunities”). Unless approved by the Board, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.
          8. Non-Disparagement. Employee agrees that, so long that he is an employee of the Company or any of its affiliates and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly through another person or entity make any negative or disparaging statements or communications regarding the Company or any of its affiliates.
          9. Confidential Information.
          (a) Obligation to Maintain Confidentiality. Employee agrees that he will not, whether during his service as an employee of the Company or its affiliates or at any time thereafter, and will not permit others to, publish, divulge, disclose, communicate, or use to the detriment of the Company or its affiliates or any other person, firm or entity, Confidential Information or trade secrets relating to the Company or its affiliates, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and Confidential Information relating to the Company or its affiliates. The foregoing confidentiality agreement shall not apply if the communication (i) is required in the course of performing his duties as an employee of the Company or its affiliates, (ii) is made with the Board’ written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by Employee, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), Employee shall provide the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and Employee shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, Employee will furnish only that portion of such Confidential Information or trade secrets which, as he is advised in a written opinion by his counsel, he is legally required to furnish. Employee shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee agrees to deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.
          (b) The term “Confidential Information” as used in this Agreement shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Employee in the performance of duties for, or on behalf of, the Company or its affiliates, or that relates to the business, services or research of the Company or its affiliates or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, its affiliates and their confidential information; (iii) industry research compiled by, or on behalf of, the Company or its affiliates, including without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or its affiliates; (iv) compilations of data (including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential as provided in the following paragraph) and analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, documentation, models, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing; provided, however, “Confidential Information” shall not include any information that has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Employee or a person that Employee has direct control over to the extent such acts or omissions are not authorized by the Company in the performance of such person’s assigned duties for the Company.
          (c) Third Party Information. Employee understands that the Company or its affiliates will receive from third parties Confidential Information or proprietary information (“Third Party Information”) subject to a duty on the Company or its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Employee’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 9(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates or agents who need to know such information in connection with their work for the Company or its affiliates or agents) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.
          10. Noncompetition; Non-Solicitation. Employee acknowledges that during the course of his employment with the Company pursuant to this Agreement, he has and will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that:
          (a) Noncompetition. Until the later of (i) the end of the Severance Period (if any) and (ii) twelve (12) months after Employee is no longer an employee of the Company or any of its affiliates or subsidiaries (so long as the Company is not in breach of its obligations to Employee under Section 4(b) hereof), Employee shall not, within the United States, or any other state or territory in which the Company or its affiliates conduct business at the time of the Termination Date, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company or its affiliates, as such business exist or are in the process of being implemented during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its affiliates engage or plan to engage in such businesses; provided, however, that Employee may own, directly or indirectly, solely as an investment, publicly traded securities of any entity if Employee (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own two (2%) percent or more of any class of the securities of such entity.
          (b) Nonsolicitation. For so long that Employee is an employee of the Company or any of its affiliates or subsidiaries and for a period of twenty-four (24) months thereafter, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce an employee of, or any consultant working exclusively for, the Company or any of its affiliates (each such employee or consultant, a “Restricted Employee”) to leave the employ of, or stop rendering services to, the Company or such affiliate or in any way interfere with the relationship between the Company or its affiliates and any Restricted Employee, (ii) hire any person who was a Restricted Employee of any of the Company or its affiliates at any time during the Employment Period, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of any of the Company or its affiliates to cease doing business with the Company or its affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any of the Company or its affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or its affiliates and with which any of the Company or its affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its affiliates in the eighteen (18) month period immediately preceding the date on which Employee ceases to be an employee of the Company; provided, however, that Employee may own, directly or indirectly, solely as an investment, publicly traded securities of any entity if Employee (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own two percent or more of any class of the securities of such entity.
          (c) Enforcement. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services. If, at the time of enforcement of Sections 8, 9 or 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Employee’s services are unique and because Employee has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Employee of Sections 8, 9 or 10, the time periods referenced in Sections 8, 9 or 10 shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
          (d) Additional Acknowledgments. Employee acknowledges that the provisions of Section 10 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Employee agrees and acknowledges that the restrictions contained in Sections 8, 9 and 10 do not preclude Employee from earning a livelihood. In addition, Employee agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 8, 9 and 10 outweighs any potential harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
          11. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that (x) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, (y) that he fully understands the terms and conditions contained herein, and (z) that the agreements herein are reasonable and necessary for the protection of the Company and the Company and are an essential inducement to the Company to enter into this Agreement.
          12. Survival. Sections 5 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.
          13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
          In the case of Employee, to him at:
James M. Hensler III
____________
____________
or at the last known address of Employee contained in the personnel records of the Company.

          In the case of the Company, to it at:
Horsehead Corporation
4955 Steubenville Pike
Suite 405
Pittsburgh, Pennsylvania 15205
Attn: Chief Financial Officer and General Counsel
Facsimile: (412) 788-1812
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: James S. Rowe
Facsimile: (312) 862-2200
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          15. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Employee agrees that all employment and compensation agreements, arrangements and understandings (of any kind or nature) between Employee and the Company, whether written and oral, shall terminate and be of no further force or effect. Notwithstanding the foregoing, this Agreement shall not affect the terms and conditions of any equity incentive grant agreements (including restricted stock unit agreements and option agreements under the Plan) between Employee and Parent, other than to the extent set forth in any such agreement, and in the event of any conflict between the terms of such agreement and this Agreement, the terms of such agreement shall control.
          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
          18. Successors and Assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Employee; provided that this Agreement may be assigned by the Company without the consent of Employee to another corporation under common control with the Company, or upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement may be assigned by the Company to the purchaser of such assets and shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; provided that the successor to the Company shall expressly assume and agree to perform this Agreement. Subject to the foregoing, this Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns.
          19. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without giving effect to Pennsylvania’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance.
          20. Legal Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement in court or before any other dispute resolution body, then the prevailing party in such action shall be entitled to recover from the non-prevailing party, all costs incurred in connection with such action, including without limitation reasonable fees, expenses and cost incurred at the trial court, all appellate courts and during negations.
          21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

          22. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Company during the Employment Period and thereafter (including following termination of Employee’s employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.
          23. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
          24. Code Section 409A Compliance.
          (a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
          (c) Notwithstanding any other payment schedule provided herein to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump-sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (d) To the extent that severance payments pursuant to this Agreement are conditioned upon the execution and delivery by Employee of a release of claims, Employee shall forfeit all rights to such payments unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Employee’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
          (i) To the extent that any such severance payment to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein.
          (ii) To the extent that any such cash payment to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence upon the sixtieth (60th) day following Employee’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein.
          (e) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
          (f) For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

          (h) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Employee’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.”
*  *  *  *  *

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

/s/ James M. Hensler
James M. Hensler III

HORSEHEAD CORPORATION
By:	/s/ Ali Alavi
	Name:	Ali Alavi
	Title:	Vice President—Corporate Administration, General Counsel and Secretary

Employment Agreement Signature Page

Schedule A
None.